Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3/A (No. 333-104565) filed by Netsmart Technologies, Inc. (the "Company") of our report dated February 15, 2002 on our audits of the consolidated financial statements of the Company as of December 31, 2001 and for each of the years in the two-year period ended December 31, 2001, included in the Annual Report on Form 10-K/A for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/*
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Eisner LLP
(formerly Richard A. Eisner & Company, LLP)
New York, New York
July 16, 2003